Exhibit 10.2

March 22, 2019

Dimitry Nuyten

808 Minnesota Street Unit 453

San Francisco, CA 94107

Subject: Offer of Employment Amended

Dear Dimitry,

Aduro Biotech, Inc. (“Aduro” or the “Company”) is pleased to extend an offer of employment to you for the Exempt position of Chief Medical Officer on the following terms. Your start date will be May 13, 2019.

You will report to Stephen T. Isaacs, Chairman & Chief Executive Officer at our California facility located at 740 Heinz Avenue, Berkeley, CA 94710. Subject to the terms of the Aduro Amended and Restated Severance Plan and Summary Plan Description effective December 9, 2016, as updated from time to time, the Company may change your position, duties, and work location from time to time at its discretion.

Your salary will be $18,333 per pay period ($440,000 on an annualized basis), less payroll deductions and withholdings, payable semi-monthly on the 15th and last day of each month.

You will also be eligible for an annual discretionary bonus of up to 40% of your base salary. The actual amount of the bonus is determined by criteria set and evaluated by the Board of Directors of Aduro. As you are starting a few months into the 2019 calendar year, the amount is prorated to reflect your actual start date in accordance with the policies that apply to all our employees. If the Company approves payment of a discretionary bonus for any given year, the bonus amounts generally will be determined and paid on or about the end of the first calendar quarter of the year based on the prior year’s performance. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

Aduro also agrees to a one-time payment to you in the amount of $75,000.00 less applicable deductions and withholdings so long as you are employed in good standing with Aduro on the last day of February 2020.

ADURO BIOTECH, INC. 740 Heinz Avenue, Berkeley, CA 94710-2224
PHONE 510 848 4400	WEB www.aduro.com

Subject to approval by the Company’s Board of Directors (the “Board”), under the Company’s 2015 Equity Incentive Plan (the “Plan”), the Company will grant you an option to purchase 400,000 shares (the “Option”) of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant. The Option will be an incentive stock option to the maximum extent permitted by applicable tax law and will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first.

As a full-time employee of the Company, you will be eligible to participate in the benefits available to full-time Aduro employees, including participation in the Company’s 401(k) plan, Aduro medical/dental programs, life insurance and long-term disability, all in accordance with Company policy and the applicable plan documents.

As a Company employee, you will be expected to acknowledge in writing and abide by Company rules and policies, as implemented from time to time, including but not limited to the Aduro Code of Conduct and Business Ethics, Insider Trading and Trading Window Policy, Whistleblower Policy for Accounting and Auditing Matters, and the Aduro Employee Handbook. As a condition of employment, you must sign and comply with the Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), which prohibits the unauthorized use or disclosure of Company proprietary information, among other obligations.

Your employment with the Company will be “at-will,” which means that employment is not for a specified term and can be terminated at any time, either by you or by Aduro, with or without cause or advance notice. The at-will nature of the employment relationship cannot be modified, unless it is modified in a writing signed by you and the CEO of Aduro. Nothing in this offer letter or any prior communication is intended to create a contract of employment, benefits, or compensation for any term.

This offer is contingent upon the successful completion of reference and background checks, and of your providing proof of your eligibility to work in the United States. On your first day of employment, you will be required to complete the “Employment Eligibility Verification” Form (I-9). You will have three days from the first day of employment to provide the required work authorization documents.

The Company expects that you will not use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. By accepting this offer, you confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company and that commencement of your employment with Aduro will not violate any agreement currently in place between yourself and current or past employers.

During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in.

ADURO BIOTECH, INC. 740 Heinz Avenue, Berkeley, CA 94710-2224
PHONE 510 848 4400	WEB www.aduro.com

This letter supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to your potential employment by Aduro. We look forward to a mutually beneficial relationship and believe that working with our Company will be both personally and professionally rewarding for you. It is our sincere hope that you will join us.

We look forward to welcoming you to Aduro.

Please sign and date below by March 23, 2019 if you wish to accept employment at the Company under the terms described above.

Please do not hesitate to contact me if you have questions about this offer or about Aduro Biotech.

Best Regards,

Stephen Isaacs

Chairman, President & CEO

I hereby accept the terms of employment as stated above.

/s/ Dimitry Nuyten

Dimitry Nuyten	Date

ADURO BIOTECH, INC. 740 Heinz Avenue, Berkeley, CA 94710-2224
PHONE 510 848 4400	WEB www.aduro.com